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                                                                              58


[SECURITY        LIFE INSURANCE
FIRST LOGO]      COMPANY

        P.O. BOX 92193
LOS ANGELES, CALIFORNIA 90009

This is a group annuity contract issued to the owner upon the company's acceptance of the application. When issued, the contract is a legal agreement between the owner and the company. To be covered under the contract, a person must complete an enrollment form and arrange for purchase payments to be made. Each person so enrolled is called a participant. A certificate will be issued to each participant.

The company agrees to pay an annuity to the annuitant. An annuity is a series of payments. Unless another choice is made, payments will be made monthly starting on the normal annuity date. The payments will continue for the annuitant's lifetime, but not for less than 120 months. Other payment options may be elected.

If the annuitant dies before the annuity date, a settlement will be made in accordance with the Settlement on Death provision. The company may require proof that any payee is living on the date a payment is due.

All terms on this and the following pages are a part of this contract.

ALL PAYMENTS AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON INVESTMENT IN THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

GROUP CONTRACT OWNER:                        CONTRACT NUMBER:

                                             CONTRACT DATE:

Issued for Delivery In, and Subject to the Laws of the State of:

/s/ Glen A. Holden                  /s/ Richard C. Pearson
-----------------------             ----------------------------
President                           Secretary

Signed for the company at its home office, on the contract date.

                                                  GROUP FLEXIBLE PAYMENT ANNUITY
                                           PROVIDING FIXED AND VARIABLE BENEFITS
                                                    10 YEAR CERTAIN LIFE ANNUITY
                                                    STARTING ON THE ANNUITY DATE
                                                               NON-PARTICIPATING
                                                                    NO DIVIDENDS

                                    SPECIMEN

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                                                                              59

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION                                                                                 1
Contract Schedule                                                                            1
CONTRACT SPECIFICATIONS                                                                      3
Plan                                                                                         3
Guaranteed Minimum Interest Rates                                                            3
Statements of Account                                                                        3
General Account Excess Interest                                                              3
Communications                                                                               3
Rescission                                                                                   3
DESCRIPTION OF CERTAIN TERMS USED IN THIS CONTRACT                                           4
GENERAL TERMS                                                                                5
The Contract                                                                                 5
Non-Participating                                                                            5
Change of Contract                                                                           5
Termination of Contract                                                                      5
Incontestability                                                                             5
Ownership and Assignment                                                                     5
Designation of Beneficiary                                                                   5
Data Provided to the Company                                                                 5
Misstatement of Age or Sex                                                                   5
The Separate Account                                                                         6
Substitution of Fund Shares                                                                  6
PARTICIPANT'S ACCOUNT PROVISIONS                                                             6
Purchase Payments                                                                            6
Transfer Payments                                                                            6
Participant's Account                                                                        6
Crediting Accumulation Units                                                                 6
Accumulation Units                                                                           6
Splitting Units                                                                              6
VALUATION AND NONFORFEITURE PROVISIONS                                                       7
Annuity Value                                                                                7
Accumulated Payment                                                                          7
Cash Value                                                                                   7
Cash Surrender                                                                               7
Administrative Fee                                                                           7
Partial Surrenders                                                                           8
Deferral of Payment                                                                          8
Premium Taxes                                                                                8
Minimum Benefits                                                                             8
Conversion Between Series                                                                    8
Adjustment of General Account Annuity Value for Transfers                                    9
SETTLEMENT                                                                                  10
Settlement of Participant's Account                                                         10
Normal Form of Settlement                                                                   10
Optional Annuity Date and Optional Settlement                                               10
Alternate Fixed Annuity Income Rates                                                        10
Alternate Assumed Investment Rates                                                          10
Minimum Amount to Payee                                                                     10
SETTLEMENT ON DEATH                                                                         11
Settlement on Death Before the Annuity Date                                                 11
Settlement on Death of Payee                                                                11
ANNUITY INCOME OPTIONS                                                                      12
Other Forms of Annuity Income Payments                                                      12
METHOD OF CALCULATING ANNUITY INCOME PAYMENTS                                               12
Determination of Monthly Guaranteed Minimum Fixed Annuity Dollar Payments                   12
Determination of Monthly Variable Annuity Payment for First Year                            12
Number of Annuity Units                                                                     12
Determination of Monthly Variable Annuity Payments for the Second and Subsequent Years      13
Separate Account Annuity Unit Values                                                        13
ANNUITY TABLES                                                                              13

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                                                                              60
CONTRACT SPECIFICATIONS

PLAN

The plan is the deferred compensation plan established by the group contractholder for its employees. A copy of the plan has been made available to each participant, and a copy is maintained with the group contract at the address of the group contractholder.

The mutual funds into which the assets of the separate account may be invested are Series of the Security First Trust: Growth and Income Series, Bond Series and Money Market Series; the T. Rowe Price Growth Stock Fund, Inc.; the T. Rowe Price Prime Reserve Fund, Inc. and any other investment companies as may be named in the Certificate.

GUARANTEED MINIMUM INTEREST RATES

The minimum interest rates applicable to the general account accumulation units produced by purchase payments and transfer payments will be stated in each participant's certificate, but will not be less than 4%.

STATEMENTS OF ACCOUNT

Prior to the annuity date, statements of account will be provided for each participant as of the end of each quarter in which a transaction occurred, but in no event less often than once each year.

GENERAL ACCOUNT EXCESS INTEREST

The company may declare and credit excess interest applicable to general account accumulation units at its discretion. Declaration of excess interest is not guaranteed.

COMMUNICATIONS

Write to the company at its home office or administrative office shown below:

                     SECURITY FIRST LIFE INSURANCE COMPANY
                                 P.O. BOX 92193
                         LOS ANGELES, CALIFORNIA 90009

RESCISSION

Any participant's certificate may be rescinded at any time before annuity payments begin to the participant. When the company receives a proper notice accompanied by the certificate, it will rescind the certificate. The company will then refund:

     - 100% of all purchase payments credited to the participant's account in the general account less any partial surrenders.

     - Any transfer payments credited to the participant's account in the general account less any partial surrenders from those transfer payments, and

     - The current value of the separate account accumulation units credited to the participant's account.

Any refund of transfer payments from another contract issued by the company and credited to the general account will not exceed the purchase payments which provided that transfer payment. In no event will such refund be less than the cash value of the participant's account.

SF234FL-3

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                                                                              61

DESCRIPTION OF CERTAIN TERMS USED IN THIS CONTRACT

ANNUITANT - The person who is to receive annuity payments and who is identified as the participant.

ANNUITY - A series of income payments made to the annuitant for a defined period of time.

ANNUITY DATE - The date the series of income payments begins under the certificate.

BENEFICIARY - The person named on the enrollment form who has the right to receive settlement on the death of the participant.

CERTIFICATE - The form given to each participant that describes his or her rights in the group contract.

CERTIFICATE DATE - The date a participant's certificate is issued.

CERTIFICATE YEAR - A twelve month period starting on the date the certificate is issued and on each anniversary.

COMPANY - SECURITY FIRST LIFE INSURANCE COMPANY

CONTRACT - The legal agreement between the owner and the company covering rights of the entire group.

DUE PROOF OF DEATH - A certified death certificate, an attending physician's statement, a decree of a court of competent jurisdiction as to the finding of death, or such other documents as the company may at its option accept.

FIXED ANNUITY - An annuity which provides guaranteed level payments.

FUND - Any registered management investment company (mutual fund) specified in the plan, in which the assets of the separate account may be invested.

GENERAL ACCOUNT - Assets of the company, except those in the separate account or segregated asset accounts.

NORMAL ANNUITY DATE - The first day of the month coincident with or next following the anniversary of the certificate date nearest the annuitant's 75th birthday.

PARTICIPANT - An eligible person who has submitted a completed enrollment form to the company and to whom a certificate is issued.

PARTICIPANTS ACCOUNT - The sum of the values of the accumulation units credited to a participant.

PAYEE - Any person receiving payment of benefits under the contract.

PURCHASE PAYMENT - Any amount received by the company for a participant that is not a transfer payment.

SEPARATE ACCOUNT - A segregated asset account established by the company under the Delaware Insurance Code. The income or losses of the separate account are free from any other liabilities of the company's other business. The separate account is registered as a unit trust investment company under the Investment Company Act of 1940.

SERIES - The accumulation unit values and annuity unit values maintained separately for the general account and for each fund whose securities are owned by the separate account.

TRANSFER PAYMENT - Any amount received by the company for a participant which is transferred into this contract from a tax-deferred annuity contract, or any payment that is not in accordance with the schedule of payments elected by the participant.

VALUATION DATE - The business date (on which the NYSE is open for trading) on which the annuity unit values are calculated. Currently, the last business day of each week.

VALUATION PERIOD - The time from one valuation date to the next.

VARIABLE ANNUITY - An annuity whose payments vary annually according to the net investment results of a series.

                                                                         84-2377

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                                                                              62

GENERAL TERMS

THE CONTRACT

The group contract is this document and the application. Only an officer of the company can change the contract or waive any of the company's rights. These changes must be made in writing. Any contract terms referring to "filing" or "receipt" of documents means filing or receipt at the company's office shown on page 3.

NON-PARTICIPATING

This contract does not share in the earnings of the company.

CHANGE OF CONTRACT

The owner and the company may change the contract by mutual agreement at any time. No such change may affect any participant's account where his or her interest is nonforfeitable, without the written consent of that participant. Changes must be made in writing. Any changes must comply with the state laws where the contract is delivered. The company, by itself, may change only the following contract terms:

     - Terms which apply to participants enrolling after the effective date of the change.

     - Terms which apply to any transfer payment accepted by the company after the effective date of the change.

     - Terms which apply to the excess of any purchase payment received in a certificate year over the purchase payments received in the first certificate year for certificates issued before the effective date of the change.

     - Terms wnich may be necessary to make the contract conform to any federal or state law, regulation or ruling.

TERMINATION OF CONTRACT

This contract will terminate when the company has fulfilled all its obligations.

INCONTESTABILITY

After two years from the contract date, the company cannot void this contract due to any misstatements on the application.

OWNERSHIP AND ASSIGNMENT

This contract belongs to the group contract owner. A participant may exercise ownership rights affecting his or her account only if the participant's interest in that account is nonforfeitable. In the absence of such nonforfeitable participant's interest, individual certificates will be issued only at the request of the group contract owner. A participant's contract rights are subjectto the rights of any irrevocable beneficiary.

The company will honor any assignment of rights in this contract only after it is received in writing by the company. The company is not responsible for the validity of the assignment. If this contract is issued to purchase annuities for individuals under Sections 401, 403(b) or 408 of the Code, the contract may not be assigned to anyone except the company.

DESIGNATION OF BENEFICIARY

The participant may name and change the beneficiary. The request must be in writing and made before the participant dies. No change will take effect unless it is received. When received, the request will take effect as of the date signed, subject to payment or other action taken by the company before it was received. An irrevocable beneficiary must agree to any such change.

DATA PROVIDED TO THE COMPANY

The company may request the owner and participant to provide data needed to administer the contract. Such data must be provided upon request. The data must be in a form satisfactory to the company.

MISSTATEMENT OF AGE OR SEX

The age or sex of a payee may affect the amount of annuity payments made under a certificate. If either is misstated, future payments under that certificate will be adjusted.

SF224FL-5

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                                                                              63

THE SEPARATE ACCOUNT

The separate account was established by the company in 1981 under Delaware law. It is registered under the Investment Company Act of 1940 (the "Act"). Its assets are invested only in shares of one or more mutual funds as stated in the plan. The separate account will vote its fund shares according to instructions received from owners and participants who have units in the separate account series of that fund. Each such person will receive all reports and material of the funds in which they own series units, and forms in order to instruct the separate account how to vote.

SUBSTITUTION OF FUND SHARES

The separate account may not change the fund shares of a series unless approved by a vote of a majority of the units entitled to vote and as provided by the Act. The separate account may buy other securities for other series or contract, or convert units from one series or contract to another, if requested by a participant.

PARTICIPANT'S ACCOUNT PROVISIONS

PURCHASE PAYMENTS

This is a group flexible payment deferred annuity contract. A certificate will be issued upon approval of each completed enrollment form. Any form required under the plan must be submitted to the company. Purchase payments for any participant must be at least $20 each and $240 annually.

TRANSFER PAYMENTS

The company will provide evidence of the guaranteed benefits provided by each transfer payment.

PARTICIPANT'S ACCOUNT

The company will establish a participant's account for each person who becomes a participant. A participant's account consists of accumulation units provided by purchase payments and transfer payments made for the participant. The value of a participant's account is the sum of the values of those accumulation units.

CREDITING ACCUMULATION UNITS

Each purchase payment or transfer payment will be applied to provide accumulation units in the general account. The number of general account accumulation units is determined by dividing the payment, less any premium taxes deducted, by the general account accumulation unit value on the day the company receives the payment.

ACCUMULATION UNITS

General account accumulation unit values will be determined using interest rates not less than the minimum rates shown in the participant's certificate

The separate account accumulation unit value for each series was first set at $5. This value is determined each business day. It is equal to the value of the prior day multiplied by a net investment factor. The net investment factor is:
(a) the net asset value of a fund share at the close of business plus the per share amount of any fund distributions less taxes (per share), divided by (b) the net asset value of a share at the close of the prior business day. less (c) the actuarial risk fee factor of 0.0000244 for each calendar day from the prior business day to the current business day.

SPLITTING UNITS

The company may split the value of any units in the best interest of the owner, participants, annuitants and the company. If split, strict equity will be preserves. Such split will have no major effect upon the benefits or provisions of this contract.

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                                                                              64

VALUATION AND NONFORFEITURE PROVISIONS

ANNUITY VALUE

The annuity value of a participant's account is the amount that can be applied to any annuity income option in this contract. It is based on the following:

     -      The purchase payments and any transfer payments

     -      Less amounts applied to any prior annuity income option

     -      Less any amounts transferred to the separate account

     -      Plus interest at the annuity value rates

     -      Plus the value of any separate account units

     -      Less premium taxes, if any

     -      Less administrative fees

     -      Less any partial surrenders.

ACCUMULATED PAYMENT

The accumulated payment of a participant's account is the value used to calculate the cash value in the general account. It is based on the following:

     -      The purchase payments and any transfer payments

     -      Less amounts applied to any prior annuity income option

     -      Less any amounts transferred to the separate account

     -      Plus interest at the accumulated payment rates

     -      Less premium taxes, if any

     -      Less any partial surrenders.

CASH VALUE

The cash value of a participant's account is:

     -      A percentage of the accumulated payment

     -      Plus the value of any separate account units

     -      Less the administrative fees.

The percentage is determined by the calendar year in which the purchase payments or transfer payments were received by the company. The percentage of the accumulated payment included in the cash value calculation is:

     -      93% for payments received in the calendar year of surrender

     -      94% for payments received in the calendar year before the surrender

     - 95% for payments received in the second calendar year before the surrender

     - 96% for payments received in the third calendar year before the surrender

     - 97% for payments received in the fourth calendar year before the surrender

     -      100% for all earlier payments.

     The cash value may not be less than the amount available on rescission.

CASH SURRENDER

A participant's account may be surrendered for its cash value before the annuity data. Requests for surrender must be in writing. If the participant has a nonforfeitable interest in his or her account, such request must be signed by the participant. The cash value will not be paid until the certificate is returned.

ADMINISTRATIVE FEE

At the end of each certificate year and at the time of full surrender, the participant's account values will be reduced by an administrative fee of not more than $27.50 plus $2.50 for each series of units in the participant's account. The deduction is made by cancelling a number of accumulation units equal in value to the administrative fee. The fee will be prorated between series in a participant's account on the basis of their relative values as of the date of the deduction.

SF224FL-7

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                                                                              65

PARTIAL SURRENDERS

Partial surrenders from a participant's account may be made before the annuity date. Requests for partial surrenders must be in writing. if the participant has a nonforfeitable interest in his or her account, such request must be signed by the participant. No partial surrender will be made that would result in any series having a value. after the surrender, of less than $200.

When a partial surrender is made from a separate account series, the number of accumulation units in that series will be reduced by the number of units equal in value to the partial surrender, plus $10.

When a partial surrender is made from the general account series, the number of accumulation units in that series will be reduced by the number of units equal in value to the amount withdrawn plus $10, both divided by the applicable percentage factor as shown in the cash value provision. Such general account units will be cancelled on a first-in. first-out basis. A proportionate amount will be deducted from the annuity value.

DEFERRAL OF PAYMENT

Payments of full or partial surrenders from a separate account series may be suspended under the following conditions:

     - During any period in which the New York Stock Exchange is closed (other than customary weekend or holiday closing) or;

     - When the Securities and Exchange Commission determines that trading on such exchange is restricted or that an emergency exists: and, as a result, the separate account may not reasonably dispose of its securities or fairly value its assets; or

     - For such other periods as the Securities and Exchange Commission may by order direct for the protection of variable contractholders and participant').

Payments of full or partial surrenders from the general account series may be deferred for a period of not more than six months from the date written request is received. Interest will continue to be credited during the deferral period. The interest rate's) will be the same as if the surrender had not been requested.

PREMIUM TAXES

Any tax payable by the company based on any purchase payment or transfer payment may be deducted from that payment before any other calculations are made. Any tax payable by the company based on values applied under an annuity income option may be deducted from the value applied.

MINIMUM BENEFITS

The value of a paid-up annuity, cash surrender, or settlement on death under this contract will not be less than the minimum required by the state laws where the contract is delivered.

CONVERSION BETWEEN SERIES

The allocation of a participant's account among series may be changed by written election. Such election must specify the total value of the accumulation units to be transferred or that annuity units are to be transferred, and the series to be decreased and the series to be increased by the conversion. If the participant has nonforfeitable interest in his or her account, such request must be signed by the participant.

An election to convert from one series to any other series will result in a $10 charge. This charge will be made against the participant's account at the time the election becomes effective.

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                                                                              66

Upon receipt of an election to convert accumulation units from one separate account caries to another, the company will transfer the value on the first valuation date after receipt of the election. No such transfer of accumulation units may take place after the second valuation date before the annuity date. A conversion from a separate account series to the general account series may be made only on the second valuation date preceding the annuity date. Such election must be made within 30 days before that valuation date. No election will be effective if the amount to be transferred would be less than $1,000.

After receiving an election to decrease the general account series, the company will within 30 days convert general account accumulation units by transferring the value of those units to the separate account as follows:

     (a) Up to 93% of all purchase payments and transfer payments received with or following a valid election may be transferred to the separate account within 30 days after they are credited to the general account. Each amount transferred must be at least $20.

     (b) Up to 48% of the value of accumulation units provided by purchase and transfer payments received prior to the election may be transferred to the separate account. Such transfers will be in equal monthly installments over not less than 48 months, beginning within 30 days of the date of the election. These monthly installment transfers may not be less than $50. No monthly installments may be made from units provided by purchase or transfer payments that have been subject to any prior conversion election.

     (c) The number of general account accumulation units to be cancelled will be determined by the partial surrenders provision. The $10 charge otherwise applicable to partial surrenders will not be made.

     (d) At the time a transfer is made, the company may cancel general account accumulation units equal in value to a portion of the premium taxes, if any, payable by the company on a like amount of purchase payment corresponding to the total general account accumulation units cancelled. The portion of such taxes deducted is the full amount reduced by 10% for each complete 12 month period since receipt of the purchase payment subject to the transfer. No such deduction will be made if such taxes were previously deducted from the participant's account.

Installment transfer will continue until the earliest of:

     (a)    The annuity date.

     (b)    The completion of a schedule of installments, and

     (c)    The date an election to terminate the transfers is received.

If an election is made to terminate installment transfers before the end of the schedule, such installment transfers may be resumed only with the consent of the company.

Upon receipt of an election to convert annuity units from one separate account series to another, the company will transfer the value of all such annuity units on the first valuation date after receipt of the election. General account annuity units may not be converted after annuity income begins.

ADJUSTMENTS OF GENERAL ACCOUNT ANNUITY VALUE FOR TRANSFERS

If a conversion of units has been made from the general account to the separate account, such conversion will be treated as a partial surrender. However, the company will subsequently recompute the participant's general account annuity value so that the reduction required for the partial surrender used to convert units will equal the amount transferred. Provided, however, that the deduction, if any, provided for in (d) of the Conversion Between Series provision will not be restored. The recomputation will take place on a proportionate basis whenever any portion of the annuity value of the separate account accumulation units and the general account accumulation units provided by conversion from the separate account are applied under any of the annuity income options.

If separate account accumulation units have been cancelled from the participant's account (other than administrative fees or as a result of transfer to the general account in order to provide annuity income commencing within 30 days of the transfer), the recomputation of the general account annuity value will reflect the proportion of the amounts previously surrendered from the separate account relative to the total value of the separate account at the time of such surrenders.

SF224FL-9

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                                                                              67

SETTLEMENT

SETTLEMENT OF PARTICIPANT'S ACCOUNT

Settlement of the participant's account means any of the following:

     -      The start of annuity income payments to the annuitant.

     - The issuance of a supplementary certificate to the beneficiary for payment of annuity income.

     -      A payment of the cash value in a lump sum.

The amount applied under an annuity income option is the annuity value. The first payment under any annuity option will be made on the annuity date. Proof of age is required before payments start under options one, two, three, or four.

NORMAL FORM OF SETTLEMENT

The participant must be living on the date the annuity payments are to begin. Unless another choice is made, the company will pay the annuitant a series of payments under option 2, a life annuity with 120 months payments certain. General account accumulation units will provide a fixed annuity. Separate account accumulation units will be applied to provide a variable annuity. Payments will begin on the normal annuity date.

OPTIONAL ANNUITY DATE AND OPTIONAL SETTLEMENT

Before annuity payments begin, an optional annuity date or a different annuity income option may be elected, if not prohibited by the plan. The optional annuity date may be the first day of any month not later than the normal annuity date. The election must be made at least 31 days before the optional annuity date. Any of the annuity income options may be elected. The annuity value on the optional annuity date will be applied.

ALTERNATE ANNUITY INCOME RATES

If settlement is made under any annuity income option, payment will be based on the larger of the following:

     - The company's then current alternate settlement option rates for this contract.

     - The fixed annuity income rates in the annuity tables included in this contract, based on adjusted age.

Once annuity income payments begin, they will not be changed because of later rate changes by the company.

ALTERNATE ASSUMED INVESTMENT RATES

If allowed by the laws of the state in which this contract is issued, a participant may elect variable annuity benefits determined on an assumed investment rate of 3.50%, 5%, or 6% in lieu of the 4.25% contract rate.

MINIMUM AMOUNT TO PAYEE

Any annuity income option payment must be at least $50 from each series included in the payment. If any payment from any series is less than $50, the company may change the payment interval so that payments are greater than $50 from that series.

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                                                                              68

SETTLEMENT ON DEATH

SETTLEMENT ON DEATH BEFORE THE ANNUITY DATE

If the participant dies before the annuity date and the beneficiary is the participant's spouse, the spouse shall be deemed to be the participant and succeeds to all the contract rights that relate to the contract.

If the participant dies before the annuity date and the beneficiary is not the spouse of the participant, the beneficiary may elect:

     1. To receive annuity income under Annuity Income Options One, Two or Five. Election of an income option is subject to the following conditions:

            a. Election must begin within one year of the participant's death;

            b. The guaranteed period under Option Two or the designated period under Option Five may not be longer than the beneficiary's life expectancy under the applicable tables specified by the Internal Revenue Service.

            c. The annuity value as of the date of the first income payment will be applied.

     OR

     2. To receive a lump sum settlement equal to the larger of the following:

            a.     The cash value on the date the payment is made; or

            b. The purchase payment less amounts already applied to produce annuity income, and less any prior partial surrender.

In any event, distribution under the lump sum option above must be made within 5 years of the death of the participant.

If the participant dies before his or her 65th birthday, the lump sum will not be less than the sum of:

     a.     The purchase payments, plus

     b.     The minimum death benefit provided by any transfer payment, less

     c.     Any partial surrenders.

The minimum death benefit provided by a transfer payment from another eligible contract issued by the company will be the payments made to such eligible contracts which provide the transfer payment.

It the participant has not elected otherwise, if there is more than one named beneficiary living at the time of the participant's death, each will share the proceeds equally.

If the participant outlives all beneficiaries, the proceeds will be paid to the participant's estate in a lump sum.

No beneficiary will have the right to assign, anticipate or commute any future payments under any of the options, except as provided in the election or by law.

The rights to the proceeds with pass as if the participant outlived the beneficiary if:

     a.     The beneficiary dies at the same time as the participant; or

     b. The beneficiary dies within 15 days of the participant's death and prior to the date due proof of the participant's death is received.

SETTLEMENT ON DEATH OF PAYEE

Upon the death of a payee, any remaining payments certain under options Two, Three, or Five will be paid to the named beneficiary. If no beneficiary is alive at the payee's death, the payee's estate will receive a lump sum payment. This lump sum will be the present value of the remaining payments certain at the payee's death. The present value will be computed on the basis of the interest rate used to compute the benefits. If as the result of a payee's death, variable life annuity payments are being continued to a beneficiary, that beneficiary may elect at any time to receive in a lump sum the present value of the remaining number to payments certain.

SF224FL-11

ANNUITY INCOME OPTIONS

Except as may be limited by the Settlement on Death provision, the annuity value can be applied to these annuity income options:

OPTION ONE - LIFE ANNUITY

A series of annuity income payments made monthly during the payee's life. THE PAYMENTS WILL STOP WITH THE LAST PAYMENT DUE BEFORE THE DEATH OF THE PAYEE. NO FURTHER PAYMENTS WILL BE MADE AFTER THE DEATH OF THE PAYEE.

OPTION TWO - LIFE ANNUITY WITH 120, 180, OR  240 MONTHLY PAYMENTS CERTAIN

A series of annuity income payments made monthly for the guaranteed period elected and thereafter during the payee's life. The guaranteed period may be 120, 180, or 240 months. If the payee dies before the guaranteed number of payments are made, the remaining guaranteed payments will be paid to the beneficiary.

OPTION THREE - INSTALLMENT REFUND LIFE ANNUITY

A series of annuity income payments made monthly during the payee's life. If the payee dies before receiving the "minimum number" of payments, payments will continue to the beneficiary. The "minimum number" of payments is equal to the amount applied under this option divided by the first monthly payment. Any payments made after the death of the payee will stop when the company has paid out a total number of payments equal to the "minimum number" of payments.

OPTION FOUR - JOINT AND LAST SURVIVOR ANNUITY

A series of annuity income payments made monthly during the lifetime of both of two payees. If one of the payees dies, the payments will continue to the other. The payments will end with the last payment due before the death of the remaining payee.

OPTION FIVE - DESIGNATED PERIOD ANNUITY - FIXED DOLLAR ONLY

A series as of annuity income payments made monthly for a period of years. Any number of years from 5 through 30 may be chosen. Payments will be made to the payee or beneficiary even if the payee dies. Payments will stop at the end of the period selected.

Monthly payments for 3 years may be elected under this option for a participant who is age 60 or over on the annuity date, or who has submitted evidence of election to begin payments under the employer's retirement program.

OTHER FORMS OF ANNUITY INCOME PAYMENTS

The company may pay the settlement amount in any other manner agreeable to both parties.

METHOD OF CALCULATING ANNUITY INCOME PAYMENTS

DETERMINATION OF MONTHLY GUARANTEED MINIMUM FIXED DOLLAR ANNUITY PAYMENTS

To determine the amount of a fixed annuity payment from Table 1, 2 or 3; (a) determine the adjusted age of payee using the adjusted age table, (b) divide the general account's annuity value by $1,000, (c) multiply the factor from the Table for the annuity option elected, using the adjusted age, by the result of
(b).

DETERMINATION OF MONTHLY VARIABLE ANNUITY PAYMENT FOR THE FIRST YEAR

Variable annuity payment amounts will be determined at the annuity date, and will remain the same for one year from that date. Amounts may vary each year thereafter.

The monthly payment for the first year is determined by: (a) dividing the separate account annuity value by $1,000, (b) multiplying the result from (a) by the annuity premium rate shown in column 1 of Table 4 or 5 for the option elected for the sex and adjusted age of payee, (c) multiplying the result of (b) by the monthly payment factor in column 2 of Table 4 or 5. If there are values in more than one series, determine the monthly payment for each series as above.

NUMBER OF ANNUITY UNITS

The number of annuity units for any series is determined by dividing the first year monthly payment by the separate account annuity value for that series for the valuation period that includes the settlement date. The number of annuity units thus determined will not change.

DETERMINATION OF MONTHLY VARIABLE ANNUITY PAYMENTS
FOR THE SECOND AND SUBSEQUENT YEARS

The amounts of the second and subsequent years' monthly variable annuity payments are not predetermined, and may change from year to year, based on the variations in the annuity unit value. The annuity unit value varies with the variations of net investment results above and below the assumed investment rate.

As of each anniversary of the settlement date, the company will determine the amount of monthly payments for each series for the year then beginning. It will be determined by multiplying the number of separate account annuity units for that series by the annuity unit value for the same series for the valuation period in which the first payment for that year is due.

The company guarantees that the amount of each variable annuity payment will not be affected by variations in the mortality experience of payees nor by expenses incurred by the company in the administration of such benefits.

SEPARATE ACCOUNT ANNUITY UNIT VALUES

The separate account annuity unit value for each series was originally established at $5. This value for any subsequent valuation period is determined for each series by (a) multiplying the annuity value of the series for the immediately preceding valuation period by (b) the annuity change factor for the second preceding valuation period.

The annuity change factor for any valuation period is determined for each series by dividing (a) the accumulation unit value at the end of the valuation period by (b) the accumulation unit value at the end of the previous valuation period, and multiplying the result by (c) the interest neutralization factor. For weekly valuation periods and a 4 1/4% assumed net investment rate, the interest neutralization factor is 0.999-999.

ANNUITY TABLES

Tables 1 and 2 show the guaranteed minimum monthly payment under the fixed annuity income options.The amount shown for each option is for $1,000 of annuity value applied. Under options one through four, the amount of payment is based on the sex(es), and adjusted age(s) of the payee(s) at the time the first payment is due.

Table 1 is based on the 1971 Individual Annuity Mortality Table assuming births in 1915 or prior and an interest rate of 4% per year. The age of payees born after 1915 must be adjusted using the following Table. Adjusted ages for payees born after 1995 are available from the company. The payee's actual age will be based on the birthday nearest the time the first payment is due.

               CALENDAR YEAR OF BIRTH                      ADJUSTED AGE
               ----------------------                   ------------------
                     1915 or Prior                      Actual Age
                     1916 -  1935                       Actual Age Minus 1
                     1936 -  1955                       Actual Age Minus 2
                     1956 -  1975                       Actual Age Minus 3
                     1976 -  1995                       Actual Age Minus 4

THESE AGE ADJUSTMENTS APPLY ONLY TO THE TABLES SHOWN ON THE NEXT PAGES. THESE AGE ADJUSTMENTS DO NOT APPLY TO ANY OTHER ANNUITY INCOME RATES UNLESS SO SPECIFIED BY THE COMPANY.

Table 2 is based on 4% interest, except for designated periods of less than 10 years, where the interest rate is 3% per year. Tables 3 and 4 show the factors used to determine variable annuity income payments based on a 4 1/4% assumed investment rate. They are based on the Modified Select Security Annuity Mortality Table projected to the year 2000 on projection scale C (modified) and 41/4% interest, reduced for the first 10 years of any period certain by 1%. Rates and factors for other investment rates will be provided upon request.

Any payee who is over age 85 at the date annuity payments are due will be considered as actual age 85 on that date.

SF224FL-13

                             ANNUITY PURCHASE RATES

                  TABLE 1 GUARANTEED DOLLAR AMOUNT OF MONTHLY

              PAYMENT WHICH IS PURCHASED WITH EACH $1,000 APPLIED

                          LIFE ANNUITIES--FIXED DOLLAR

                              SINGLE LIFE ANNUITIES                                  JOINT AND FULL TO SURVIVOR
-------------------------------------------------------------------------------      --------------------------
               No           120           180             240                          Adjusted
Adjusted     Period        Months        Months         Months      Installment         Joint          Monthly
   Age       Certain      Certain        Certain        Certain        Refund            Age           Payment
---------    --------     --------      ---------      --------     -----------       ---------        --------
   60        $ 6.20       $   5.96      $    5.00      $   5.36     $     5.71           60            $   4.99
   61          6.35           6.06           5.78          5.42           5.83           61                5.08
   62          6.51           6.21           5.87          5.48           5.95           62                5.18
   63          6.69           6.34           5.97          5.53           6.07           63                5.29
   64          6.87           6.48           6.06          5.59           6.20           64                5.40
   65          7.07           6.82           6.16          6.54           6.34           65                5.53
   66          7.28           6.77           6.26          6.00           6.40           66                5.66
   67          7.51           6.93           6.35          6.73           6.65           67                5.80
   68          7.75           7.00           6.45          6.78           6.81           68                5.96
   69          8.01           7.26           6.54          6.81           6.99           69                6.12
   70          8.30           7.43           6.63          6.85           7.18           70                6.31
   71          8.60           7.60           6.72          6.88           7.38           71                6.50
   72          8.93           7.78           6.80          6.91           7.59           72                6.71
   73          9.26           7.93           6.88          6.83           7.82           73                6.94
   74          9.67           8.14           6.95          6.95           8.08           74                7.19
   75         10.08           8.32           7.02          6.97           8.31           75                7.46

Any payee who is over age 85 at the date annuity payments are due will be
                          --
considered as actual age 85 on that date.
                         --

Monthly payments for ages not shown will be furnished by the Company on request.

                                    TABLE 2

                   DESIGNATED PERIOD ANNUITIES -- FIXED DOLLAR

Years of      Amount of         Years of         Amount of          Years of        Amount of
Payments    Monthly Payment     Payments      Monthly Payment       Payments     Monthly Payment
--------    ---------------     --------     ----------------       --------     ---------------
    5       $   17.91              14         $          7.72          23        $          5.49
    6           15.14              15                    7.54          24                   5.35
    7           13.16              16                    7.00          25                   5.22
    8           11.68              17                    6.71          26                   5.10
    9           10.53              18                    6.44          27                   5.00
   10           10.06              19                    6.21          28                   4.90
   11            9.31              20                    6.00          29                   4.80
   12            8.69              21                    5.81          30                   4.72
   13            8.17              22                    5.54

SF224FL-15

       ANNUITY PREMIUM RATES PER $1,000 CF VALUE APPLIED (COLUMN (1)) AND
                      MONTHLY PAYMENT FACTORS (COLUMN (2))

                                    TABLE 3
                         SINGLE LIFE ANNUITIES--VARIABLE

                                     MONTHLY PAYMENTS CERTAIN
            ------------------------------------------------------------------------------------
 ADJUSTED           NONE                   120                   180                   240
  AGE OF    -----------------     -----------------     ------------------     -----------------
  PAYEE       (1)        (2)        (1)        (2)        (1)         (2)        (1)        (2)
---------   ------     ------     ------     ------     -------     ------     ------     ------
60          62.596     .08946     61.992     .08713      60.305     .06611     58.126     .08539
61          63.710     .08975     63.123     .08723      61.294     .08614     58.873     .08538
62          64.922     .09003     64.340     .08730      62.333     .08614     59.628     .08535
63          66.252     .09028     65.653     .08736      63.424     .08613     60.387     .08532
64          67.715     .09049     67.068     .08739      64.564     .08611     61.142     .08527
65          69.298     .09072     68.578     .08741      65.743     .08607     61.884     .08523
66          71.005     .09101     70.199     .08742      66.959     .08603     62.606     .08518
67          72.817     .09107     71.905     .0874X      68.191     .08599     63.294     .08513
68          74.732     .09180     73.692     .08747      69.430     .08595     63.941     .08508
69          76.751     .09231     75.557     .08751      70.665     .08590     64.539     .08503
70          78.880     .09290     77.496     .08755      71.886     .08586     65.082     .08499
71          81.010     .09372     79.469     .08763      73.069     .08583     65.563     .08495
72          83.231     .09465     81.498     .08770      74.214     .08579     65.984     .08491
73          85.539     .09570     83.575     .08777      78.309     .08574     66.347     .08487
74          87.982     .09683     85.701     .08781      76.345     .08568     66.657     .08483
75          90.293     .09833     87.805     .08788      77.293     .08563     66.912     .08480

                                    TABLE 4

                      JOINT AND FULL TO SURVIVOR--VARIABLE

 ADJUSTED                      NO PAYMENTS CERTAIN
  AGE OF                       --------------------
BOTH PAYEES                       (1)          (2)
-----------------------------  ---------     ------
60                                57.810     .08526
61                                58.742     .08535
62                                59.741     .08545
63                                60.817     .08554
64                                61.976     .08564
65                                63.220     .08575
66                                64.548     .08594
67                                65.961     .08616
68                                67.460     .08643
69                                69.049     .08674
70                                70.732     .08711
71                                72.468     .08758
72                                74.294     .08813
73                                76.208     .08875
74                                78.229     .08943
75                                80.243     .09032

Any payee who is over age 85 at the date annuity payments are due will be
                          --
considered as actual age 85 on that date. Factors for adjusted ages not shown
                         --
will be furnished by the Company on request.

[SECURITY           LIFE INSURANCE
FIRST LOGO]         COMPANY

                                 SECURITY FIRST
                             LIFE INSURANCE COMPANY
                          1300 Delaware Trust Building
                                 P.O. Box 25130
                           Wilmington, Delaware 19899

                         GROUP FLEXIBLE PAYMENT ANNUITY
                     PROVIDING FIXED AND VARIABLE BENEFITS
                          10 YEAR CERTAIN LIFE ANNUITY
                          STARTING ON THE ANNUITY DATE
                               NON-PARTICIPATING
                                  NO DIVIDENDS

[SECURITY          LIFE INSURANCE
FIRST LOGO]        COMPANY

                LIMITATIONS ON DISTRIBUTIONS AND PLAN AMENDMENT

In accordance with the Plan and Sections 403(b) (11) and (12) of the Internal Revenue Code of 1986 (the "Code") and pursuant to Section 2.03 of the Contract, the following amendments are made to the Contract effective as of December 31, 1988:

The Contract is amended by adding the following:

Limitations on Distributions. Notwithstanding anything in the Contract to
----------------------------
the contrary, and except as provided below, a participant shall not be entitled to receive a distribution under the Contract (whether as annuity payments or a surrender) on amounts attributable to purchase payments made pursuant to a salary reduction agreement (as defined under Section 403(g)(3)(C) of the Code) except under the following circumstances:

     1.     The participant has attained age 59-1/2;

     2. The participant separates from service with the employer through which the purchase payments were made;

     3. The participant dies or becomes disabled (as defined in Section 72(m)(7) of the Code); or,

     4. In the case of a hardship (as defined in Section 403(b)(11) of the Code).

In the event of a distribution based on hardship, amounts distributed may not include income earned on purchase payments.

These limitations shall not apply to the distribution of that portion of a participant's account which is attributable to assets held as of December 31,1988. No distribution based on hardship will be permitted unless all amounts excluded from these limitations have been distributed. Further, loans made to a participant under the Contract may not be repaid by deduction from that portion of the participant's account which is subject to these distribution limitations.

All references in this to sections of the Code shall include any successor or substitute provisions therefore and to any regulations issued thereunder.

The Plan under the Contract is amended by adding the following:

All employees of an employer may elect to have the employer make contributions of more than $200 pursuant to a salary reduction agreement if any employee of the employer may elect to make contributions pursuant to such agreement, except as otherwise permitted in Section 403(b)(l2) of the Code.

/s/ Glen A. Holden
--------------------------------
Glen A. Holden
President

SF 89-01-05

[SECURITY            LIFE INSURANCE
FIRST LOGO]          COMPANY

CONTRACT LOAN ENDORSEMENT     Effective as of September 1, 1988 or the effective
                              date of the contract, whichever is later, the contract is amended to add the following:

                              DEFINITION For purposes of this endorsement only, the term "accumulated payment value," unless otherwise modified, is defined as follows: The surrender value of the participant's account without any reduction for surrender charges.

                              LOAN Unless otherwise restricted by the Plan or the terms of the contract, a participant may, prior to the annuity date, obtain a loan from the Company of up to an amount equal to 50% of the accumulated payment value of a participant's account. However, the loan amount cannot exceed the accumulated payment value of a participant's interest in the general account. The amount of the loan may not be less than $2,500. The maximum loan amount is $50,000 less the highest outstanding loan balance during the one year period ending on the date the new loan is made. No more than one loan may be outstanding at any one time. A loan will be made upon the Company's acceptance of a written loan application from the participant and the assignment to the Company of the value of the participant's certificate as the sole security for the loan.

                              FEE A loan setup fee of up to $50.00 will be charged for each loan. This amount will be deducted from the loan proceeds.

                              INTEREST RATES The outstanding balance of the loan will bear interest at an effective rate of 6.5% per annum. During the term of a loan, a portion of the accumulated payment value of the participant's interest in the general account equal to the outstanding balance of the loan (and a proportionate part of the annuity value) will earn interest at the rate of 4% per annum. In determining these values, a participant's purchase payments will be applied in the order of their receipt by the Company.

                              TERM The term of a loan will be 5 years unless the proceeds of the loan are to be used to purchase a principal residence of a participant, in which event the term will be 15 years. Notwithstanding the above, the term of the loan may not extend beyond the earliest of the certificate's normal annuity date, the settlement of the participant's account, settlement as a result of the participant's death, or any date provided for such loans by future Federal income tax laws, rules or regulations. The Company reserves the right to require repayment of the loan plus accrued interest before processing a request for a partial surrender, partial annuitization or settlement of the account.

                              REPAYMENTS Repayments will be based on level amortization and will be due quarterly. Any loan repayments received will be applied first to the accrued interest and then to the outstanding balance of the loan. Repayments of principal will be credited to the participant's account as new purchase payments and payments directed to the general account will earn interest from the date of receipt at the then guaranteed interest rates in effect for new purchase payments. If any repayment is not received when due, an amount will be deducted from the participant's account. This amount will be deducted in accordance with the contract's partial surrender provisions and will be sufficient to pay the amount due and any applicable charges, fees and income tax withholding. Full or accelerated loan repayment may be made at any time on or after the first loan anniversary.

                              Any amounts received in partial or full repayment of the outstanding balance of a loan may not be surrendered for a period of 30 days after receipt of such payment.

                              COMPANY RIGHTS The Company reserves the right to defer the granting of a loan for a period permitted by law, but not more than six (6) months from receipt of the application. The Company reserves the right, in its discretion, to suspend, modify or terminate the granting of loans at any time. Such action will not affect outstanding loans.

/s/ Glen A. Holden
----------------------------------
President